Exhibit 5.1

February 14, 2008

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

Ladies and Gentlemen:

We are acting as counsel to Raser Technologies, Inc., a Utah corporation (the “Company”), in connection with the registration by the Company of the offer and resale of up to (i) 3,782,949 shares (the “Shares”) of the common stock, par value $0.01 per share (the “Common Stock”), of the Company and (ii) 3,700,000 warrants to purchase shares of the Common Stock (the “Warrants”) pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”) on the date hereof, on behalf of the selling security holders named therein (the “Selling Security Holders”). The Shares consist of (a) 82,949 shares of currently outstanding Common Stock (the “Issued Shares”) beneficially owned by certain of the Selling Security Holders and (b) 3,700,000 shares of Common Stock (the “Warrant Shares”) issuable by the Company upon exercise of the Warrants.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

We have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. Based on our review and on the assumptions set forth below, we are of the opinion that:

1. The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2. The Warrants have been duly authorized by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants, except as may be limited by bankruptcy, insolvency, reorganization,

Raser Technologies, Inc.

February 14, 2008

moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3. The Warrant Shares have been duly authorized, and when issued in accordance with the terms of the Warrants upon receipt by the Company of the consideration required therein, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and authorize and consent to the references to our firm in the Registration Statement and in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the 1933 Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Stoel Rives LLP